Exhibit 99.4

FORRIELITE LIMITED

- and -

BERTOFAN INVESTMENTS LIMITED

AGREEMENT

- relating to -

THE SALE AND PURCHASE OF SHARES IN

VIMPELCOM LTD.

THIS AGREEMENT (the “Agreement”) is made the 30th day of December 2011

BETWEEN:

(1)	FORRIELITE LIMITED, a company registered in the Republic of Cyprus, registration No. HE 284188, whose registered address is at Strovolou 124, 1st floor, Flat/Office 103, Strovolos, 2042, Nicosia, Cyprus (the “Seller”); and

(2)	Bertofan Investments Limited, a limited liability company organized under the laws of the Republic of Cyprus, registration No. HE 192703, whose registered address is at Mykinon 12, Lavinia Court, PC 1065, Nicosia, Cyprus (the “Purchaser”).

WHEREAS:

(A)	VimpelCom Ltd. is a company organized and existing under the laws of Bermuda, company number: 43271, whose registered address is at OM2 BLD., Floor 2, Claude Debussylaan 15, Amsterdam P7 1082 MC, the Netherlands (the “Company”).

(B)	the Seller has agreed to sell and the Purchaser has agreed to purchase 123,600,000 convertible preferred shares of par value US$0.001 each (representing 5.9950%) in the issued share capital of the Company, having the rights and being subject to the restrictions set out in the Bye-Laws (hereafter referred to as the “Shares”), on and subject to the terms of this Agreement.

IT IS AGREED:

1.	INTERPRETATION

1.1	In this Agreement (including its Recitals) the following words and expressions have the meanings respectively set opposite them:

“Business Day” means a day (except a Saturday or Sunday) on which banks are generally open for business in Moscow, Russian Federation; Kyiv, Ukraine; Nicosia, Cyprus’ and Hamilton, Bermuda;

“Bye-Laws” means the Bye-Laws of the Company adopted on 20 April 2010;

“Completion” means completion of the sale and purchase of the Shares pursuant to this Agreement in accordance with its terms;

“Completion Date” means the date on which the Completion occurs, which will be either the date hereof (if the Conditions Precedent are satisfied) or the date which is one Business Day following satisfaction or waiver by the Parties of all Conditions Precedent, unless a later date is agreed by the Parties as the Completion Date;

“Conditions Precedent” has the meaning specified in clause 2.1 of this Agreement.

“Encumbrance” means a charge, debenture, mortgage, pledge, lien, security interest, title retention, assignment, restriction, right of first refusal, option, voting arrangements and other restrictions of a similar nature, right of pre-emption or other third party right or interest of any kind, or any other agreement or arrangement having a similar effect, whether granted for the purpose of security or not and “Encumbrances” means all those kinds of right or interest;

“Governmental Authority” means any state or any political subdivision thereof; any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions on behalf of the state or its political subdivision, including, without limitation, any government authority, ministry, agency, department, board, commission or instrumentality and subdivisions thereof; any court, tribunal or arbitrator; and any self-regulatory organization acting on behalf of the state or itself pursuant to the rights granted thereto by applicable Law.

“Group” references mean, unless otherwise stated, a reference to that person, its subsidiary undertakings, its parent undertakings and any other subsidiary undertakings of its parent undertakings;

“Law” means any federal, state, local or foreign law, statute or ordinance, or any rule, regulation, standard, judgment, order, writ, injunction, ruling, decree or agency requirement of any Governmental Authority.

“Parties” means the parties to this Agreement and “Party” means either of them;

“Purchase Price” means US$ 111,000,000 (one hundred eleven million United States dollars);

“Registered Agent” means Wakefield Quin, the registered agent of the Company in Bermuda;

“Required Filings” means all regulatory filings that each Party must make to any applicable Governmental Authority in connection with the Completion, including the form Schedule 13G to be filed by the Purchaser and the amended form Schedule 13D to be filed by the Seller, each to be filed with the U.S. Security and Exchange Commission promptly after signing this Agreement.

“Tax” means:

(a)	all forms of tax, levy, impost, contribution, duty, liability and charge in the nature of taxation and all related withholdings or deductions of any nature; and

(b)	all related fines, penalties, charges and interest,

imposed by a Tax Authority whether directly or primarily chargeable against, recoverable from or attributable to the Company or any other person;

“Tax Authority” means a taxing or other Governmental Authority competent to impose a liability for or to collect Tax;

“Transaction” means the transaction contemplated by this Agreement with respect to the sale by the Seller and the purchase by the Purchaser of the Shares;

1.2	In this Agreement, unless the context otherwise requires:

(a)	references to this Agreement or any other document include this Agreement or such other document as varied, modified or supplemented in any manner from time to time;

(b)	references to recitals, clauses and schedules and sub-divisions of them are references to the recitals and clauses of, and schedules to, this Agreement and sub-divisions of them respectively;

(c)	the expressions “subsidiary undertaking” and “parent undertaking” have the meanings set out in the Companies Act 1985; and

(d)	headings are inserted for convenience only and shall be ignored in construing this Agreement.

1.3	The Recitals to this Agreement form part of it.

2.	CONDITIONS PRECEDENT

2.1	The Seller’s obligation to sell the Shares under this Agreement and the Purchaser’s obligation to buy such Shares and pay the Purchase Price is conditional upon the satisfaction or waiver in writing by both Parties of the following conditions (the “Conditions Precedent”): each of the Seller and the Purchaser shall have passed all necessary corporate resolutions to enter into the Transaction and effect the Completion.

3.	SALE AND PURCHASE OF SHARES

On and subject to the terms of this Agreement and satisfaction of the Conditions Precedent, the Seller shall sell, with full title guarantee and free from all Encumbrances, and the Purchaser shall purchase, the Shares, on and with effect from the Completion Date.

4.	CONSIDERATION

4.1	The Parties agree that the sole consideration for the transfer of the Shares pursuant to this Agreement is the Purchase Price.

4.2	The Purchase Price will be payable by the Purchaser to the Seller within 5 Business Days following the transfer of the Shares in favour of the Purchaser into the account of the Seller, details of which must have been notified to the Purchaser at Completion, by electronic transfer of funds for same day value.

5.	COMPLETION

5.1	Unless otherwise agreed by the Parties, Completion will take place at the offices of the Seller and as follows:

(a)	On the Completion Date (subject to the Conditions Precedent being satisfied or waived by the Parties), the Purchaser will cause to be delivered to the Seller copies of its corporate resolutions referred to in clause 2.1 above.

(b)	On the Completion Date (subject to the Conditions Precedent being satisfied or waived by the Parties and completion of the actions set forth in clause 5.1(a) above), the Seller will:

(i)	cause to be delivered to the Purchaser copies of its corporate resolutions referred to in clause 2.1 above;

(ii)	cause to be delivered to the Registered Agent instruments of transfer in respect of the Shares duly completed in favour of the Purchaser; and

(iii)	procure that the Registered Agent provides a certified copy of the register of members reflecting the Transaction to the Purchaser and the Seller and such other persons as the Purchaser or the Seller may nominate.

6.	WARRANTIES

6.1	The Seller warrants, on the date of this Agreement and on the Completion Date, to the Purchaser that:

(a)	it has the right, power and authority to enter into, deliver and perform its obligations under this Agreement;

(b)	it has taken (or by the Completion will have taken) all necessary corporate or other action to authorise the execution and delivery by it of, and performance by it of its obligations under, this Agreement;

(c)	this Agreement does not conflict with any provision of its organizational documents and constitutes a valid, legal and binding agreement of the Seller, enforceable against it in accordance with its terms;

(d)	no approval of any Governmental Authority is required in connection with the Seller’s execution, delivery and performance of this Agreement;

(e)	the Shares:

(i)	have been, to the best of the Seller’s knowledge, properly allotted and issued;

(ii)	are fully paid or are credited as fully paid;

(iii)	are, to the best of the Seller’s knowledge, freely convertible into Common Shares (as defined in the Bye-Laws), on a one-for-one basis, subject only to the applicable provisions of the Bye-Laws; and

(iv)	as of the date of this Agreement, represent 5.9950% of the voting shares and issued share capital of the Company.

(f)	the Seller is the sole owner of the Shares and has the right to transfer the full legal and beneficial interest in the Shares to the Purchaser;

(g)	upon Completion as set forth herein, to the best of the Seller’s knowledge, the Purchaser will acquire full legal and beneficial title to the Shares, free from all Encumbrances.

6.2	The Purchaser warrants, on the date of this Agreement and on the Completion Date, to the Seller that:

(a)	it has the right, power and authority to enter into, deliver and perform its obligations under this Agreement;

(b)	it has taken (or by the Completion will have taken) all necessary corporate or other action to authorise the execution and delivery by it of, and performance by it of its obligations under, this Agreement;

(c)	this Agreement does not conflict with any provision of its organizational documents and constitutes a valid, legal and binding agreement of the Seller, enforceable against it in accordance with its terms;

(d)	no approval of any Governmental Authority is required in connection with the Seller’s execution, delivery and performance of this Agreement;

(e)	the Purchaser is not a U.S. person (as defined in Regulation S (“Regulation S”) under the U.S. Securities Act of 1933) and is acquiring the purchased Shares for its own account in an offshore transaction (as defined in Regulation S) pursuant to an exemption from registration provided by Regulation S; and

(f)	it is not directly or indirectly affiliated with Altimo Holdings & Investments Ltd, Telenor East Holding II AS or Weather Investments II S.a.r.l.

7.	FURTHER ASSURANCE

7.1	Each Party shall execute and deliver all such instruments and other documents and take all such actions as the other Party may from time to time reasonably require in order to give full effect to the provisions of this Agreement.

7.2	Each Party shall use all reasonable efforts to procure that, as soon as practicable, the Conditions Precedent are satisfied and any related processes are completed as may be required to enable the Completion to occur as set forth herein.

8.	COSTS

Each Party will pay its own costs and expenses in relation to the negotiation, preparation and implementation of this Agreement (and the documents referred to in it), including the fees and disbursements of their respective legal, accountancy and other advisers.

9.	ENTIRE AGREEMENT AND VARIATION

9.1	This Agreement contains the entire agreement and understanding of the Parties and supersedes all prior agreements, understandings or arrangements (both oral and written) relating to the subject matter of the Transaction.

9.2	Each Party agrees and acknowledges that it has not relied on, or been induced to enter into this Agreement by, a warranty, statement, representation or undertaking which is not expressly included in this Agreement.

9.3	Neither Party has any claim or remedy in respect of a warranty, statement, misrepresentation (whether negligent or innocent) or undertaking made to it by or on behalf of the other Party in connection with, or relating to, the Transaction, unless it is expressly included in this Agreement.

9.4	Nothing in this clause 9 limits or excludes liability arising as a result of fraud, wilful concealment or wilful misconduct.

9.5	No variation, supplement, deletion or replacement of or from this Agreement or any of its terms is effective unless made in writing and signed by or on behalf of each Party.

10.	NOTICES

10.1	Method of giving a notice or other communication

A notice, permission or other communication under or in connection with this Agreement must be:

(a)	in writing;

(b)	in English;

(c)	signed by or on behalf of the person giving it; and

(d)	delivered by hand or sent by recorded delivery post or by fax to the relevant Party to the contact, address and fax number set out in clause 10.2 (or if otherwise notified by the relevant person under clause 10.6 to such other contact, address or fax number as has been so notified).

10.2	Addresses

The contact, address and fax number for each Party is (unless otherwise notified under clause 10.6):

(a)	in the case of the Seller, as follows:

Strovolou 124, 1st floor, office 103

Strovolos 2042, Nicosia, Cyprus

Fax: +357 22 465 949

Attention: Directors - FORRIELITE LIMITED

with a copy to:

ul. Novocheryemushkinskaya, bldg.62, corp.1, kv.74

Moscow Russia

Fax: +7 495 663 3875

Attention: Oleg Kiselev

(b)	in the case of the Purchaser, as follows:

Address:	Mykinon 12, Lavinia Court, PC 1065, Nicosia, Cyprus
Fax:	00357 22 766022
Attention:	Ioannis Kriftis

10.3	Time that notice or communication is deemed given

Unless there is evidence that it was received earlier, a notice or other communication that complies with clause 10.1 is deemed given:

(a)	if delivered by hand, at the time of delivery, except as provided in clause 10.4;

(b)	if sent by recorded delivery post, at 9.00 am (in the delivery location) on the third Business Day after the day of posting; and

(c)	if sent by fax, at the time of its transmission, except as provided in clause 10.4.

10.4	Effect of delivery by hand or fax other than between 9.00am and 6.00pm on a Business Day

(a)	If deemed delivery under clause 10.3 of a notice or other communication delivered by hand or sent by fax occurs before 9.00 am (in the delivery location) on a Business Day, the notice or other communication is deemed delivered at 9.00 am on that day.

(b)	If deemed delivery under clause 10.3 of a notice or other communication delivered by hand or sent by fax occurs after 6.00 pm (in the delivery location) on a Business Day or on a day which is not a Business Day, the notice or communication is deemed to have been given at 9.00 am on the next Business Day.

10.5	Relevant time of day

In this clause, a reference to time is to local time in the country in which the recipient of the notice or communication is located.

10.6	Notification of change in notice details

A Party may notify the other Party of a change to any of the details for it referred to in clause 10.2. The notice must comply with the terms of clause 10.1 and must state the date on which the change is to occur. That date must be on or after the fifth Business Day after the date on which the notice is delivered.

11.	CONFIDENTIALITY

11.1	Both Parties’ confidentiality obligations

No Party may disclose information relating to the negotiation, existence or provisions of this Agreement unless:

(a)	it has first obtained the other Party’s permission;

(b)	such information is, or prior to such disclosure has become, available to the public other than as a result of an act or omission by such Party; or

(c)	it is permitted to do so under clauses 11.2 or 12.

11.2	Permitted disclosures

Clause 11.1 does not apply to a disclosure of information where:

(a)	the disclosure is required by applicable Law or a competent Governmental Authority;

(b)	the disclosure is required by a rule of a stock exchange or listing authority on which the shares or other securities in a member of the disclosing Party’s Group (or the Shares) are listed or traded;

(c)	the disclosure is made to the directors, officers or senior employees of a member of the disclosing Party’s Group for the purpose of effecting the Transaction or ensuring compliance with the terms of this Agreement;

(d)	the disclosure is required for the purpose of legal proceedings arising out of this Agreement or the disclosure is required to be made to a Tax Authority in connection with the Tax affairs of a member of the disclosing Party’s Group; or

(e)	the disclosure is made to a professional adviser of the disclosing Party, in which case the disclosing Party is responsible for ensuring that the professional adviser complies with the terms of this clause 11 as if it were a party to this Agreement.

11.3	Consultation required before a permitted disclosure

The Seller or Purchaser may only make a disclosure in the circumstances contemplated by clause 11.2(b), (c) or (e) if, before making the disclosure, it has consulted with the other Party and taken into account the other Party’s requirements as to the timing, content and manner of making the disclosure to the extent it is permitted to do so by applicable Law and to the extent it is reasonably practicable to do so.

12.	ANNOUNCEMENTS

12.1	Permission of other Party generally required

No Party may:

(a)	make or send; or

(b)	permit another person to make or send on its behalf,

a public announcement or circular regarding the existence or the subject matter of this Agreement unless it has first obtained the other Party’s permission (that permission not to be unreasonably withheld or delayed).

12.2	Circumstances in which permission of other Party is not required

Clause 12.1 does not apply to an announcement or circular which is required by:

(a)	applicable Law or a competent Governmental Authority; or

(b)	a rule of a stock exchange or listing authority on which the shares or other securities in a member of the disclosing person’s Group (or the Shares) are listed or traded.

12.3	Consultation where permission of other Party is not required

A Party that is required to make or send an announcement or circular in the circumstances contemplated by clause 12.2 must, before making or sending the announcement or circular, consult with the other Party and take into account the other Party’s requirements as to the timing, content and manner of making the announcement or sending the circular to the extent it is permitted to do so by applicable Law and to the extent it is reasonably practicable to do so.

13.	INVALIDITY

If a provision of this Agreement is found to be illegal, invalid or unenforceable, then to the extent it is illegal, invalid or unenforceable, that provision will be given no effect and will be treated as though it were not included in this Agreement, but the validity or enforceability of the remaining provisions of this Agreement will not be affected.

14.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, including by facsimile, each of which when executed and delivered must be an original, but all of which when taken together will constitute a single instrument.

15.	THIRD PARTY RIGHTS

No person other than a Party may enforce this Agreement by virtue of the Contracts (Rights of Third Parties) Act 1999.

16.	GOVERNING LAW AND ARBITRATION

16.1	Governing law

This Agreement, including any non-contractual obligations arising out of or in connection with this Agreement, is governed by and must be interpreted in accordance with English law.

16.2	Arbitration

(a)

Any dispute or difference (a “Dispute”) arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, must be referred to and finally resolved by arbitration under the LCIA Rules, which Rules are deemed to be incorporated by reference into this clause save for any waiver of any rights the Parties would otherwise have to any form of appeal or recourse to a court of law or other judicial authority, which rights are expressly preserved. The number of arbitrators shall be three. The seat of the arbitration shall be London, England. The language of the arbitration shall be English.

(b)	The claimant shall nominate one arbitrator and the respondent shall nominate one arbitrator in accordance with and within the time limits specified in the LCIA Rules. The chairman shall be nominated by the two appointed arbitrators within 15 days of the appointment of the second arbitrator by the LCIA Court, failing which the chairman shall be appointed by the LCIA Court.

(c)	Where a Dispute arises out of or in connection with this Agreement and any other dispute arises out of or in connection with this Agreement, which disputes, in the reasonable opinion of the first arbitral tribunal to be appointed in respect of any of the disputes (the “First Panel”), are so closely connected that it is fair and expedient for them to be resolved in the same proceedings, the First Panel may, upon application by any Party, order that the proceedings to resolve one dispute will be consolidated with those to resolve any other dispute (whether or not proceedings to resolve such other dispute have yet been instituted). If the First Panel so orders, the Parties to each dispute which is a subject of their order will be treated as having consented to that dispute being finally decided:

(i)	by the First Panel, unless the LCIA Court decides that this panel would not be suitable; and

(ii)	in accordance with the procedure specified in this Agreement pursuant to which the First Panel was appointed, unless otherwise agreed by all Parties to the consolidated proceedings or ordered by the First Panel, and each Party hereby waives any right to object to the constitution of the First Panel upon such consolidation on the grounds that it was not entitled to nominate an arbitrator.

16.3	Service of process

A document which starts, or is otherwise required to be served in connection with, any Dispute (a “Process Document”) may be served in the same way as notices in accordance with clause 10. This clause 16.3 does not prevent a Process Document being served in any other manner permitted by applicable Law.

17.	ASSIGNMENT

Neither Party may assign, transfer or otherwise dispose of in whole or in part its rights under this Agreement without the prior written consent of the other Party.

IN WITNESS whereof this Agreement has been entered into the day and year first above written.

Signed by	)
for and on behalf of	)
FORRIELITE LIMITED	)
in the presence of	)	/s/ Oleg Kiselev

Witness signature: /s/ Witness

Witness name: Name of Witness

Witness address: Details of Witness Address

Signed by	)
for and on behalf of	)
BERTOFAN INVESTMENTS LIMITED	)
in the presence of	)	/s/ Ganna Komenko

Witness signature: /s/ Witness

Witness name: Name of Witness

Witness address: Details of Witness Address